Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-172554 and 333-172554-01
PRICING SUPPLEMENT NO. 2012-MTNDG0257 DATED MAY 29, 2012
(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D
CITIGROUP FUNDING INC.
7,564,300 Synthetic Buy-Write Notes Based Upon the Common Stock of Rite Aid Corporation
Due December 4, 2012
$1.322 per Note
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
•	The notes will mature on December 4, 2012.
•	The stated principal amount is $1.322 per note.
•	The notes are based upon the common stock of Rite Aid Corporation (which we refer to as the underlying equity).
•
The amount you will receive at maturity will depend upon the performance of the underlying equity over the term of the notes. At maturity, in addition to the final interest payment, you will receive, for each $1.322 note that you hold:

o
If the final equity price, which is the closing price of the underlying equity on the valuation date, is greater than $1.5864 (which we refer to as the cap equity price), a cash payment equal to the product of (a) the equity ratio, which is initially equal to 1.00, and (b) the cap equity price. In this case, even if the final equity price is greater than the cap equity price, your return on the notes (excluding interest payments) will be limited to 20% of the stated principal amount of the notes;

o
If the final equity price is less than or equal to the cap equity price and greater than or equal to $1.322 (which we refer to as the initial equity price), a cash payment equal to the product of (a) the equity ratio and (b) the final equity price (or, if you elect, a number of shares of the underlying equity equal to the amount of such cash payment divided by the final equity price); or

o
If the final equity price is less than the initial equity price, a cash payment equal to the product of (a) the equity ratio and (b) the final equity price (or, if you elect, a number of shares of the underlying equity equal to the amount of such cash payment divided by the final equity price). In this case, the value of your payment at maturity (excluding the final interest payment) will be less than the stated principal amount of the notes and may be zero.

•	The equity ratio, initial equity price and cap equity price are subject to adjustment as described under “Description of the Notes—Dilution Adjustments” in this pricing supplement.
•	The valuation date will be November 29, 2012, subject to postponement for non-trading days and market disruption events.
•	The pricing date is May 29, 2012.
•	The notes will pay quarterly interest at a fixed rate of 16.10% per annum (approximately 8.18% for the term of the notes) on September 4, 2012 and on the maturity date.
•
At maturity you could receive an amount per note that is significantly less than the stated principal amount of the notes and possibly zero (excluding the final interest payment).  All payments on the notes are subject to the credit risk of Citigroup Inc.

•	The CUSIP for the notes is 17318Q756. The ISIN for the notes is US17318Q7566.
•	The notes will not be listed on any securities exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-2.

The notes have not been passed on by Rite Aid Corporation. The notes are not sponsored, endorsed, sold or promoted by Rite Aid Corporation and Rite Aid Corporation makes no warranties and bears no liability with respect to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$1.322	$10,000,004.60
Underwriting Discount	$0.00	$0.00
Proceeds to Citigroup Funding Inc.	$1.322	$10,000,004.60

It is possible that Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, which is acting as principal, and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

We expect to deliver the notes to purchasers on or about June 1, 2012.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the maturity payment will be based on the change in the final equity price from the initial equity price, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing price of the underlying equity and other events that are difficult to predict and beyond our control.

You Will Receive Less than the Stated Principal Amount of the Notes if the Final Equity Price Declines From the Initial Equity Price

The amount payable at maturity will depend on the change in the final equity price from the initial equity price. If the final equity price has declined from the initial equity price, the cash payment at maturity (or, if you elect to receive shares of the underlying equity at maturity, the value of the shares of any underlying equity you receive per note) will be less than the stated principal amount of the notes and may be zero (excluding the final interest payment).  This will be true even if the closing price of the underlying equity exceeds the initial equity price at one or more times during the term of the notes.  The initial equity price is not the same as, and in fact exceeds, the closing price of the underlying equity on the pricing date.

The Appreciation of Your Investment in the Notes Will Be Limited

Because the maximum return on the notes (excluding interest payments) is limited to 20% of the stated principal amount of the notes, the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the underlying equity. If the final equity price exceeds the initial equity price by more than 20%, the appreciation on an investment in the notes (excluding interest payments) will be less than the appreciation on an investment in an instrument that is directly linked to the underlying equity but is not subject to a 20% maximum return.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

If the final equity price is less than $1.322 (resulting in your receiving an amount at maturity, excluding the final interest payment, that is less than the stated principal amount of your notes), the effective yield on the notes, which may be negative, may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding Inc. (“Citigroup Funding”) (guaranteed by Citigroup Inc.) with a comparable maturity.

We May Engage in Business with or Involving Rite Aid Corporation Without Regard to Your Interests

We or our affiliates may presently or from time to time engage in business with Rite Aid Corporation without regard to your interests, including extending loans to, or making equity investments in, Rite Aid Corporation or providing advisory services to Rite Aid Corporation, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Rite Aid Corporation. Neither we nor any of our affiliates undertakes to disclose any such information to you.

The Amount You Receive on the Maturity Date May Be Reduced because the Antidilution Adjustments the Calculation Agent Is Required to Make Do Not Cover Every Corporate Event that Could Affect the Common Stock of Rite Aid Corporation

The amount you receive on the maturity date will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of Rite Aid Corporation that modify its capital structure and a number of other transactions involving Rite Aid Corporation, as well as for the liquidation, dissolution or winding up of Rite Aid Corporation. You should refer to the section “Description of the Notes—Dilution Adjustments” in this pricing supplement. The amount you receive on the maturity date will not be adjusted for other events that may adversely affect the price of the underlying equity, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive on the maturity date to the price of the underlying equity, these other events may reduce the amount you receive on the maturity date on the notes. Additionally, the market value of the notes may be materially and adversely affected.

The Notes are Subject to the Credit Risk of Citigroup Inc. and Any Actual or Anticipated Changes to its Credit Ratings or Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc.  The notes are not guaranteed by an entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness.  Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Stated Principal Amount of the Notes

We believe that the value of the notes in any secondary market will be affected by supply of and demand for the notes, the closing price of the underlying equity and a number of other factors.  Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Closing Price of the Underlying Equity. We expect that the market value of the notes will depend substantially on the amount, if any, by which the closing price of the underlying equity changes from the initial equity price. However, changes in the closing price of the underlying equity may not always be reflected in full or in part, in the market value of the notes. If you choose to sell your notes when the closing price of the underlying equity exceeds the initial equity price, you may receive substantially less than the amount that would be payable at maturity because of expectations that the closing price of the underlying equity will continue to fluctuate from that time to the valuation date. If you choose to sell your notes when the closing price of the underlying equity is below the initial equity price, you will likely receive less than the stated principal amount of the notes.

The closing price of the underlying equity will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying equity is traded. Citigroup Funding’s hedging activities in the underlying equity, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the stocks included in the underlying equity.

Volatility of the Underlying Equity. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the closing prices of the underlying equity changes during the term of the notes, the market value of the notes may decrease.

Events Involving the Issuer of the Underlying Equity. General economic conditions and earnings results of the issuer of the underlying equity and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yield on the underlying equity increases, we expect that the market value of the notes may decrease because the return on the notes does not reflect dividend payments on the underlying equity. Conversely, if the dividend yield on the underlying equity decreases, we expect that the market value of the notes may increase.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the closing price of the underlying equity the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the closing price of the underlying equity during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in the underlying equity and/or in other instruments, such as options, swaps or futures, based upon the underlying equity. This hedging activity could affect the closing price of the underlying equity and therefore the market value of the notes. It is possible that our affiliates or we may profit from our hedging activity, even if the market value of the notes declines. Profits or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in any secondary market that may develop. Additionally, the market value of the notes may be adversely affected by the inclusion of projected profit from hedging in the public offering price of the notes.

Fees and Projected Hedging Profits. Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since secondary market prices are likely to exclude the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transaction. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition and Results of Citigroup Funding and Citigroup Inc. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit rating, financial condition, or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of all payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset or magnify some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of the Underlying Equity Is Not an Indication of the Future Performance of the Underlying Equity

The historical performance of the underlying equity, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying equity during the term of the notes. Changes in the closing price of the underlying equity will affect the trading price of the notes, but it is impossible to predict whether the closing price of the underlying equity will fall or rise.

The Volatility of the Price of the Underlying Equity May Result in Your Receiving Less than the Stated Principal Amount of Your Notes at Maturity

Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying equity. Because the amount of your return on the notes at maturity, if any, depends upon the performance of the underlying equity during the term of the notes, the volatility of the price of the underlying equity may result in your receiving an amount at maturity that is less than the stated principal amount of the notes and that could be zero (excluding the final interest payment). Although the past level of price volatility is not indicative of future price volatility, see “Description of Rite Aid Corporation—Historical Data on the Common Stock of Rite Aid Corporation” in this pricing supplement for more information on the historical prices of shares of the underlying equity.

You Will Have No Rights With Respect to the Underlying Equity

Investing in the notes is not equivalent to investing in the underlying equity. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the relevant underlying equity.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes.  If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets Inc. is willing to transact. If, at any time, Citigroup Global Markets Inc. were not to make a market in the notes it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Underlying Equity or Related Derivative Instruments by Affiliates of Citigroup Funding Inc.

Citigroup Funding’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell shares of the underlying equity and/or derivative instruments relating to the underlying equity for their own accounts in connection with their normal business practices. These transactions could affect the closing price of the underlying equity and thus, the market value of the notes.

The Calculation Agent, Which Is an Affiliate of the Issuer, Will Make Determination with Respect to the Notes

Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial equity price and the final equity price, and calculate the amount of cash (or, if you elect, the number of shares of the underlying equity) you will receive at maturity. Any of these determinations made by Citigroup Global Markets Inc. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price of the underlying equity in the event of the unavailability thereof or the occurrence of a market disruption event may adversely affect the payment to you at maturity.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

In anticipation of the sale of the notes, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in the underlying equity and/or in instruments, such as options, swaps or futures, based upon the underlying equity. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in any secondary market.  Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines. Additionally, the market value of the notes may be adversely affected by the inclusion of projected profit from hedging in the public offering price of the notes.

You Will Have No Rights Against the Issuer of the Underlying Equity

You will have no rights against the issuer of the underlying equity, even though the amount you receive at maturity, if any, will depend on the closing price of the underlying equity. By investing in the notes you will not acquire any shares of the underlying equity and you will not receive any dividends or other distributions, if any, with respect to the underlying equity, unless and until you receive shares of the underlying equity on the Maturity Date, if you so elect. The issuer of the underlying equity is not in any way involved in this offering and has no obligations relating to the notes or to the holders of the notes.

Affiliates of Citigroup Funding May Publish Research that Could Affect the Market Value of the Notes

Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the issuer of the underlying equity or other matters that may influence the price of the underlying equity and, therefore, the value of the notes.

Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the notes. Any of these activities may affect the market value of the notes.

The Tax Consequences of an Investment in the Notes are Unclear

There is no direct legal authority as to the proper U.S. federal tax treatment of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment described herein.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes might be affected materially and adversely.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the notes would be viewed as similar to a typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the timing and character of income or loss and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

Non-U.S. Holders should note that we currently intend to withhold on coupon payments paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should review carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent therewith, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

•	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Synthetic Buy-Write Notes Based Upon the Common Stock of Rite Aid Corporation due December 4, 2012 (the “Notes”) are equity-linked investments that offer a potential return at maturity based on an upside participation in any increase in the price of the common stock of Rite Aid Corporation from the Initial Equity Price to the Final Equity Price, subject to a maximum return. Because the maximum return over the term of the Notes (excluding interest payments) is limited to 20% of the stated principal amount of the Notes, in no circumstance will the payment you receive at maturity (excluding the final interest payment) be more than $1.5864 per note.  We refer to Rite Aid Corporation as the Underlying Equity Issuer and to shares of common stock of Rite Aid Corporation as the Underlying Equity.  The return of the stated principal amount of your investment in the Notes is not guaranteed. All payments on the Notes are subject to the credit risk of Citigroup Inc.

The amount you will receive at maturity will depend upon the performance of the Underlying Equity over the term of the Notes.  At maturity, in addition to the final interest payment, you will receive, for each $1.322 Note that you hold:

o
If the Final Equity Price, which is the Closing Price of the Underlying Equity on the Valuation Date, is greater than $1.5864 (which we refer to as the Cap Equity Price), a cash payment equal to the product of (a) the Equity Ratio, which is initially equal to 1.00, and (b) the Cap Equity Price. In this case, even if the Final Equity Price is greater than the Cap Equity Price, your return on the Notes (excluding interest payments) will be limited to 20% of the stated principal amount of the Notes;

o
If the Final Equity Price is less than or equal to the Cap Equity Price and greater than or equal to $1.322 (which we refer to as the Initial Equity Price), a cash payment equal to the product of (a) the Equity Ratio and (b) the Final Equity Price (or, if you elect, a number of shares of the Underlying Equity equal to the amount of such cash payment divided by the Final Equity Price); or

o
If the Final Equity Price is less than the Initial Equity Price, a cash payment equal to the product of (a) the Equity Ratio and (b) the Final Equity Price (or, if you elect, a number of shares of the Underlying Equity equal to the amount of such cash payment divided by the Final Equity Price). In this case, the value of your payment at maturity (excluding the final interest payment) will be less than the stated principal amount of the Notes and may be zero.

The Equity Ratio, Initial Equity Price and Cap Equity Price are subject to adjustment as described under “—Dilution Adjustments” below.

The Notes will pay quarterly interest at a fixed rate of 16.10% per annum (approximately 8.18% for the term of the notes) on September 4, 2012 and on the maturity date.

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be $10,000,004.60 (7,564,300 Notes). The Notes will mature on December 4, 2012. The Notes will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of $1.322 per Note and integral multiples thereof. The stated principal amount is $1.322 per Note.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will pay interest quarterly on September 4, 2012 and on the maturity date, each an Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date, which we refer to as the Regular Record Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the first preceding Business Day. Such payment will have the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of delayed payment.

Payment at Maturity

The Notes will mature on December 4, 2012. Subject to the credit risk of Citigroup Inc., at maturity you will receive for each Note you hold an amount in cash or, if you elect, a number of shares of the Underlying Equity, the value of which might be greater than, equal to or less than the $1.322 stated principal amount per Note.

If the Final Equity Price is less than or equal to the Cap Equity Price, you may elect to receive, for each $1.322 Note that you hold, a number of shares of the Underlying Equity equal to the cash payment at maturity you would otherwise receive per Note divided by the Final Equity Price.  In order to make this election, you must provide notice of such election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 Business Days prior to the Maturity Date and no later than 5 Business Days prior to the Maturity Date.  If you elect to receive shares of the Underlying Equity, you will be deemed to have (1) instructed Citigroup Funding to pay the relevant cash amount to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you those shares of the Underlying Equity based on the Final Equity Price.  If you do not wish to receive the cash payment at maturity under any circumstances, you should provide notice of your shares election to your broker.  The value of these shares on the Maturity Date (the date on which the shares will be delivered to you) will be different than the value of these shares on the Valuation Date (the date on which the number of shares you will receive will be calculated) if the Closing Price of the Underlying Equity changes from the Valuation Date to the Maturity Date.  If certain events described under “—Dilution Adjustments” occur, you will not have the right to elect to receive shares of the Underlying Equity at maturity.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the Notes, and the stock delivery agent will then be obligated to purchase shares of the Underlying Equity for you based on the Final Equity Price.  Citigroup Global Markets Inc. has agreed to act as stock delivery agent for the Notes.  You can obtain more information regarding exercise of the shares election right from your broker or from the paying agent, which is Citibank, N.A. at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone:  1-800-422-2066), during normal business hours.  Please note that as long as you hold the Notes through a brokerage account, you will need to contact your broker to exercise your shares election right.

In lieu of any fractional share that you would otherwise receive in respect of any Notes, on the Maturity Date, you will receive an amount in cash equal to the value of such fractional share based on the Final Equity Price.  The cash payment at maturity, or, if you elect, the number of full shares of the Underlying Equity and any cash in lieu of a fractional share, to be delivered on the Maturity Date to each holder will be calculated based on the aggregate number of Notes then held by each holder.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Underlying Equity (or any other security for which a Closing Price must be determined) on any exchange or market or (2) any options contracts or futures contracts relating to the Underlying Equity (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the NYSE Amex, The NASDAQ Stock Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

The “Closing Price” of the Underlying Equity (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the Underlying Equity (or that other security) is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the Underlying Equity common stock (or that other security) is listed or admitted to trading, or (2) if the Underlying Equity (or that other security) is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the stock or that other security is listed or admitted to trading on such exchange), the last quoted bid price for the Underlying Equity (or that other security) in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

If no closing sale price or last reported sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described above, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the Underlying Equity (or that other security) obtained from as many dealers in such the Underlying Equity or security (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

If the Final Equity Price of the Underlying Equity is not available on the Valuation Date because of a Market Disruption Event or otherwise, the closing price of the Underlying Equity for that Trading Day, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the Closing Price of the Underlying Equity obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such Closing Price available to the Calculation Agent. The determination of the Closing Price of the Underlying Equity by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Maturity Date” means December 4, 2012.

The “Pricing Date” means May 29, 2012, the date on which the Notes were priced for initial sale to the public.

The “Valuation Date” will be November 29, 2012.  If the originally scheduled Valuation Date is not a Trading Day, the Valuation Date may be postponed by the calculation agent, but not past the Trading Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Valuation Date, the calculation agent may postpone the Valuation Date as described above in the definition of “Closing Price.”

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the payment at maturity, calculated as though the Valuation Date were the date of acceleration and reflecting interest accrued under the terms of the Notes to but excluding the date of acceleration. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Note will be capped at the maturity payment, calculated as though the Valuation Date were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 1.71% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 17318Q756.  The ISIN for the Notes is US17318Q7566.

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets Inc., an affiliate of Citigroup Funding, or any successor appointed by Citigroup Funding. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes.  Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Dilution Adjustments

The Equity Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the Underlying Equity Issuer, after the date on which the relevant series of Notes are priced for initial sale to the public:

1.
pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

2.	subdivides or splits its outstanding common stock into a greater number of shares,

3.	combines its outstanding common stock into a smaller number of shares, or

4.	issues by reclassification of its common stock any shares of other common stock of the Underlying Equity Issuer,

then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Equity Issuer, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Equity Price and the Cap Equity Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Equity Ratio will be further adjusted to equal the Equity Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Equity Price and the Cap Equity Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The Initial Equity Price and the Cap Equity Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Underlying Equity consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the trading price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of the Underlying Equity and each holder of the Notes will have the right to receive at maturity cash in an amount per Notes equal to the Equity Ratio multiplied by such fair market value, subject to a maximum cash payment of $1.5864 per Note.

If the Underlying Equity Issuer, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Equity Price and the Cap Equity Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the Underlying Equity other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Underlying Equity have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by the Underlying Equity Issuer with respect to one share of common stock acquired in a tender offer or exchange offer by the Underlying Equity Issuer, over (y) the Then- Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Closing Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of the Underlying Equity, each holder of the Notes will have the right to receive at maturity cash in an amount per Note equal to the Equity Ratio multiplied by such sum, subject to a maximum cash payment of $1.5864 per Note.

If any adjustment is made to the Equity Ratio as set forth above, an adjustment will also be made to the Initial Equity Price and the Cap Equity Price. The required adjustment will be made by dividing the Initial Equity Price and the Cap Equity Price by the relevant dilution adjustment.

If the Underlying Equity Issuer, after the Pricing Date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, each holder of the Notes will receive at maturity for each Note a cash payment equal to the value (based on the applicable Closing Price on the Valuation Date) of a combination of a number of shares of the Underlying Equity equal to the Equity Ratio and a number of shares of such Underlying Equity Issuer subsidiaries’ capital stock equal to the Equity Ratio as of the date of such distribution times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity, subject to a maximum cash payment of $1.5864 per Note. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “— Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “— Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•
in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Equity entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Equity Issuer,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•
in the case of any Excess Purchase Payment for which the Underlying Equity Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Equity Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Equity Issuer, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Equity Ratio, the Initial Equity Price and the Cap Equity Price will be further adjusted to the Equity Ratio, the Initial Equity Price and the Cap Equity Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Equity Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex- Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•
any consolidation or merger of the Underlying Equity Issuer, or any surviving entity or subsequent surviving entity of the Underlying Equity Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Equity Issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Equity Issuer or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of the Underlying Equity Issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer,

the Closing Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the sum of (1), (2) and (3), below:

1.	for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

2.
for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

3.
for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of common stock of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Note that would have required an adjustment as described above, had it occurred with respect to the Underlying Equity or the Underlying Equity Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the Underlying Equity has been subject to a Reorganization Event then each holder of the Notes will have the right to receive per $1.322 principal amount of Notes, a cash payment at maturity equal to (i) cash in an amount equal to the Equity Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of Underlying Equity in the Reorganization Event multiplied by the Equity Ratio, subject to a maximum cash payment of $1.5864 per Note.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

DESCRIPTION OF RITE AID CORPORATION

General

According to publicly available documents, Rite Aid Corporation (“Rite Aid”) is a retail drugstore that sells prescription drugs and a wide assortment of other merchandise. Rite Aid is currently subject to the information requirements of the Securities Exchange Act. Accordingly, Rite Aid files reports (including its Annual Report on Form 10-K for the fiscal year ended March 3, 2012) and other information with the SEC. Rite Aid’s registration statements, reports and other information are available to the public from the SEC’s website at http:///www.sec.gov (File No. 001-05742), or may be inspected and copied at the offices of the SEC at the locations listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of Rite Aid’s publicly available documents nor made any due diligence investigation or inquiry of Rite Aid in connection with the offering of the Notes. We make no representation that the publicly available information about Rite Aid is accurate or complete.

The Notes represent obligations of Citigroup Funding only. Rite Aid is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

Historical Data on the Common Stock of Rite Aid Corporation

The following table sets forth, for each of the quarterly periods indicated, the high and low Closing Prices of the Underlying Equity, as well as the cash dividends paid per share of the Underlying Equity, from January 3, 2007 through May 29, 2012. The historical data on the Underlying Equity are not indicative of the future performance of the Underlying Equity or what the market value of the Notes may be. Any historical upward or downward trend in the Closing Price of the Underlying Equity during any period set forth below is not an indication that the Closing Price of the Underlying Equity is more or less likely to increase or decrease at any time during the term of the Notes.
	High ($)	Low ($)	Dividend ($)
2007
Quarter
First	6.36	5.49	0.00
Second	6.70	5.78	0.00
Third	6.38	4.62	0.00
Fourth	4.57	2.79	0.00
2008
Quarter
First	3.24	1.95	0.00
Second	2.99	1.35	0.00
Third	1.56	0.81	0.00
Fourth	0.95	0.30	0.00
2009
Quarter
First	0.43	0.20	0.00
Second	1.74	0.39	0.00
Third	2.24	1.26	0.00
Fourth	1.60	1.26	0.00
2010
Quarter
First	1.74	1.29	0.00
Second	1.49	0.98	0.00
Third	1.10	0.87	0.00
Fourth	0.97	0.88	0.00
2011
Quarter
First	1.41	0.90	0.00

High ($)	Low ($)	Dividend ($)
Second	1.33	1.01	0.00
Third	1.35	0.97	0.00
Fourth	1.33	0.91	0.00
2012
Quarter
First	2.05	1.25	0.00
Second (through May 29, 2012)	1.78	1.18	0.00

On May 29, 2012, the Closing Price of the Underlying Equity was $1.30.

The following graph illustrates the historical performance of the Underlying Equity based on the Closing Price thereof on each day such prices were available from January 3, 2007 through May 29, 2012. Past movements of the Underlying Equity are not indicative of future Closing Prices of the Underlying Equity.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Notes.  It applies only to an initial holder of a Note that purchases the Note for cash at its “issue price,” which is the first price at which a substantial amount of the Notes is sold to the public, and holds the Note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader in securities subject to a mark-to-market method of tax accounting with respect to the Notes;

•	a person holding a Note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a Note;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; and

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Notes and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of Notes.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the Underlying Equity that a holder may receive at maturity.  In addition, we will not attempt to ascertain whether the issuer of the Underlying Equity to which the Notes relate is treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If the issuer of the Underlying Equity were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or other disposition of the Notes.  You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuer of the Underlying Equity and consult your tax adviser regarding the possible consequences to you if the issuer is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this pricing supplement, changes to any of which, subsequent to the date of this pricing supplement, may affect the tax consequences described herein.  The effects of any applicable state, local or foreign tax laws are not discussed.  Holders should consult their tax advisers concerning the application of U.S. federal income and estate tax laws to their particular situation (including the possibility of alternative treatments of the Notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Notes or similar securities, significant aspects of the treatment of an investment in the Notes are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. We intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each Note for U.S. federal income tax purposes as a prepaid forward contract with associated coupon payments by us to the holder. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

  Potential investors should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. The following discussion assumes the treatment described above is respected.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments.  There is no direct authority under current law addressing the proper tax treatment of the coupon payments on the Notes or on instruments similar to the Notes. The coupons may be treated, in whole or in part, as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. To the extent that we may be required to file information returns with respect to certain U.S. Holders, we expect to treat the coupons as ordinary income. U.S. Holders should consult their tax advisers concerning the treatment of the coupons, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis. The latter treatment would affect the amount of your gain or loss upon a sale or exchange of the Notes or upon receipt of cash payment at maturity, or your basis in any Underlying Equity delivered to you on the Maturity Date, as applicable.

Receipt of Underlying Equity Upon Maturity of the Notes.  If a U.S. Holder receives (at the holder’s election) the Underlying Equity, the U.S. Holder should not recognize any income or gain with respect to such Underlying Equity received.  Consistent with this position, a U.S. Holder should have an aggregate tax basis in the Underlying Equity (including any fractional shares for which cash is received) equal to such U.S. Holder’s adjusted tax basis in the Notes and should have a holding period in that Underlying Equity beginning on the day after receipt.  With respect to any cash received in lieu of fractional shares of the Underlying Equity, a U.S. Holder will recognize short-term capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to fractional shares.

Sale, Exchange or receipt of Cash Upon Maturity.  Upon a sale or exchange of the Notes prior to maturity or receipt of cash payment upon maturity, a U.S. Holder generally should recognize short-term capital gain or loss equal to the difference between the amount of cash or other consideration received (other than any coupon payment received from us, which we expect to treat as described above) and the U.S. Holder’s tax basis in the Notes, although the treatment of any sales proceeds attributable to an accrued but unpaid coupon is unclear.  Your tax basis in the Notes should equal the amount you paid to acquire them.  The deductibility of capital losses is subject to limitations.

Other Possible Tax Treatments

Alternative U.S. federal income tax treatments of the Notes are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Notes.  It is possible, for example, that the Notes could be treated as debt instruments issued by us.  In that event, delivery of Underlying Equity at maturity would be a taxable event, and any income recognized at maturity would likely be ordinary in character.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge), appropriate transition rules and effective dates.  While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Notes.

Although the U.S. federal income tax treatment of the coupon payments is uncertain, we will treat the coupon payments made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty. We will not be required to pay additional amounts with respect to amounts so withheld whether by us or by another withholding agent.  Non-U.S. Holders generally should not be subject to U.S. federal withholding or income tax with respect to amounts received upon sale, exchange or maturity of the Notes (other than any coupon payment received from us, which we expect to treat as described above).

If a Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Notes is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Such holders should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Notes, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

As described above under “—Tax Consequences to U.S. Holders—Other Possible Tax Treatments,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the 2007 notice.

Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax.  These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a Note.

Backup Withholding and Information Reporting

Amounts paid on the Notes may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the Notes on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the Notes.

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets Inc. $10,000,004.60 aggregate principal amount of the Notes (7,564,300 Notes) for $1.322 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets Inc. proposes to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes— The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Stated Principal Amount of the Notes” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement.  Please also refer to the section “ERISA Matters” in the accompanying prospectus.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the Notes offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Notes nor the issuance and delivery of the Notes and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the Notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the Notes offered by this pricing supplement and duly authorized the issuance and sale of such Notes and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the Notes offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Douglas C. Turnbull, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

 TABLE OF CONTENTS

Citigroup Funding Inc.

Medium-Term Notes, Series D

7,564,300 Synthetic Buy-Write Notes
Based Upon the Common Stock of
Rite Aid Corporation
Due December 4, 2012
($1.322 Stated Principal Amount per Note)

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
May 29, 2012
(Including Prospectus Supplement
dated May 12, 2011 and
Prospectus dated May 12, 2011)

Page
Pricing Supplement
Risk Factors Relating to the Notes	PS-2
Description of the Notes	PS-7
Description of Rite Aid Corporation	PS-15
Certain United States Federal Income Tax Considerations	PS-17
Plan of Distribution; Conflicts of Interest	PS-21
ERISA Matters	PS-21
Validity of the Notes	PS-22
Prospectus Supplement
Risk Factors	S-5
Important Currency Information	S-9
Description of the Notes	S-10
Certain United States Federal Income Tax Considerations	S-36
Plan of Distribution; Conflicts of Interest	S-43
Validity of Notes	S-44
ERISA Matters	S-44
Prospectus
Prospectus Summary	2
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	9
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	20
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	24
ERISA Matters	26
Legal Matters	27
Experts	27